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Exhibit 3(i)

CERTIFICATE OF INCORPORATION

OF

GEORGIA GULF CORPORATION

        I.     The name of the corporation is

GEORGIA GULF CORPORATION

        II.    The registered office in the State of Delaware is located at 1013 Centre Road, Wilmington, New Castle County, Delaware 19805. The name of its registered agent at such address is Corporation Service Company.

        III.  The nature of the business to be conducted or promoted are to engage in the chemical business or any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        IV.   The total number of shares of stock that the corporation shall have authority to issue is one hundred fifty million (150,000,000) shares, consisting of seventy five million (75,000,000) shares of Common Stock, par value $.01 per share, and seventy five million (75,000,000) shares of Preferred Stock, par value $.01 per share, which may be issued from time to time in one or more series, with the Board of Directors being hereby authorized to fix by resolution or resolutions the designation of the Preferred Stock and the rights, powers, preferences, and the relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting or consent, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of the State of Delaware.

        Effective upon the filing with the Secretary of State of the State of Delaware of this Certificate of Amendment to Certificate of Incorporation ("Effective Time"): (i) each outstanding share of Common Stock, par value $.05 per share, of the corporation shall, without any action on the part of the holder thereof, be reclassified as, and converted into, one fully paid and nonassessable share of Common Stock, par value $.01 per share, of the corporation (the "New Shares") and one one-hundredth of a share of fully paid and nonassessable shares of Series B Participating Preferred Stock, par value $.01 per share, of the corporation, and (ii) each share of Series A Participating Preferred Stock, par value $.01 per share, of the corporation shall, without any action on the part of the holder thereof, be reclassified as, and converted into five and one-half fully paid and nonassessable New Shares.

        V.     The name and mailing address of each incorporator is as follows:

Name	Mailing Address
Diane Durgin	133 Peachtree Street, N.E. Atlanta, Georgia 30303
Marvin L. Waldrep	133 Peachtree Street, N.E. Atlanta, Georgia 30303

        VI.  The corporation is to have perpetual existence.

        VII. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the corporation.

        VIII.  Except as set forth in Articles IX, X, XI, XIV and XV hereof, the corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

        IX.  In addition to the requirements of law and Article X hereof:

          A.    The affirmative vote of the holders of at least four-fifths of the outstanding shares of Common Stock (whether or not the holders of such shares are present or represented at any meeting) not Beneficially Owned by Controlling Persons shall be required for the approval of a Business Combination unless:

            1.     all of the following conditions have been met:

              a.     the Business Combination will result in an involuntary sale, redemption, cancellation, or other termination of ownership of all shares of Common Stock of the corporation owned by stockholders who do not vote in favor of the Business Combination;

              b.     the consideration to be received by such stockholders for such shares shall be in cash or in the same form as the Controlling Person, Affiliate of a Controlling Person, Associate of a Controlling Person, or Affiliate has previously paid for such shares or if the Controlling Person, Affiliate of a Controlling Person, Associate of a Controlling Person, or Affiliate has paid for such shares with varying forms of consideration, the form of consideration for such shares shall be either cash or the form used to acquire the largest number of such shares previously acquired by it;

              c.     the cash or Fair Market Value as of the date of consummation of the Business Combination of consideration other than cash to be received by such stockholders for such shares shall be at least equal to the Minimum Price Per Share;

              d.     a proxy or information statement responsive to the requirements of the Securities Exchange Act of 1934 shall be mailed to all stockholders of the corporation at least 30 days prior to the consummation of such Business Combination for the purpose of soliciting stockholder approval of the Business Combination; and

              e.     after such Controlling Person has become a Controlling Person, such Controlling Person shall not have received the benefit, directly or indirectly (except proportionately as a shareholder of the corporation) of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation or a Subsidiary, whether in anticipation of or in connection with such Business Combination or otherwise; or

            2.     both of the following conditions shall have been met: (a) the Continuing Directors of the corporation shall by a majority vote at a meeting at which a Continuing Director Quorum was present have adopted a resolution approving the Business Combination and have determined to recommend it for approval by the holders of Common Stock of the corporation; and (b) at the time of adoption of such resolution, Continuing Directors shall have comprised at least a majority of the Board of Directors.

          B.    Nothing contained in this Article IX shall be construed to relieve any Controlling Person, Affiliate of a Controlling Person, Associate of a Controlling Person, or Affiliate from any fiduciary obligation imposed by law.

          C.    A majority of the Continuing Directors at a meeting at which a Continuing Director Quorum was present shall have the power and duty to determine in good faith, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article IX.

          D.    The vote required for any amendment to, or repeal of, all or any portion of this Article IX shall be the affirmative vote of the holders of at least four-fifths of the outstanding shares of Common Stock (whether or not the holders of such shares are present or represented at any meeting) not

  Beneficially Owned by Controlling Persons; provided, however, that if (i) the Continuing Directors of the corporation shall by a majority vote at a meeting at which a Continuing Director Quorum was present have adopted a resolution approving the amendment or repeal proposal and have determined to recommend it for approval by the holders of Common Stock of the corporation, and (ii) at the time of adoption of such resolution, Continuing Directors shall have comprised at least a majority of the Board of Directors, then the vote required shall be the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock of the corporation.

          E.    Capitalized terms used in this Article IX shall have the meanings assigned to them in Article XII hereof.

          F.     In addition to the requirements of law and Article IX hereof, the affirmative vote of the holders of at least four-fifths of the outstanding shares of Common Stock (whether or not the holders of such shares are present or represented at any meeting) shall be required for any amendment to, or repeal of, all or any portion of this Article X or Article XII hereof;

provided, however, that if (i) the Continuing Directors of the corporation shall by majority vote at a meeting at which a Continuing Director Quorum was present have adopted a resolution approving one of the enumerated matters and have determined to recommend it for approval by the holders of Common Stock of the corporation, and (ii) at the time of adoption of such resolution, Continuing Directors shall have comprised at least a majority of the Board of Directors, then the vote required shall be the affirmative vote of the holders of at least a majority of the outstanding Common Stock of the corporation. Capitalized terms used in this Article X shall have the meanings assigned to them in Article XII hereof.

        X.    Except as set forth in Articles IX and X hereof, the corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

        XI.    Definitions.    The following definitions are to be incorporated in the appropriate provisions of the foregoing paragraphs.

        "Affiliate" shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with another Person.

        "Associate" shall mean: (i) any corporation or organization of which a Person is an officer or partner or is, directly or indirectly, the Beneficial Owner of five percent or more of any class of equity securities; (ii) any trust or other estate in which a Person has a five percent or larger beneficial interest of any nature or as to which a Person serves as trustee or in a similar fiduciary capacity; or (iii) the immediate family of a Person, including without limitation, a spouse, parents, children (even if of legal age and living independently), siblings, fathers- and mothers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law.

        "Beneficial Ownership" shall include without limitation: (i) all shares directly or indirectly owned by a Person, by an Affiliate of a Person, by an Associate of a Person, or an Affiliate; (ii) all shares which such Person, Affiliate, or Associate has the right to acquire (a) through the exercise of any option, warrant or right (whether or not currently exercisable), (b) through the conversion of a security, (c) pursuant to the power to revoke a trust, discretionary account, or similar arrangement, or (d) pursuant to the automatic termination of a trust, discretionary account, or similar arrangement; and (iii) all shares as to which such Person, Affiliate, or Associate, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise (including without limitation any written or unwritten agreement to act in concert but specifically excluding any participation agreement, arrangement, understanding or relationship between or among any two or more commercial banks made or established in connection with and in furtherance of a bona fide lending arrangement with the corporation and/or one or more Subsidiaries) has or shares voting power (which includes the power to vote or to direct the voting of such shares) or investment power (which includes the power to dispose or to direct the disposition of such shares) or both.

        "Business Combination" shall mean: (i) any merger or consolidation of the corporation with or into a Controlling Person, Affiliate of a Controlling Person, Associate of a Controlling Person, or Affiliate; (ii) any sale, lease, exchange, transfer, or other disposition, including without limitation a mortgage or any other security device, of all or any Substantial Part of the assets of the corporation or a Subsidiary, including without limitation any voting securities of a Subsidiary, to or with a Controlling Person, Affiliate of a Controlling Person, Associate of a Controlling Person, or Affiliate; (iii) any merger into or consolidation with the corporation or a Subsidiary, of a Controlling Person, an Affiliate of a Controlling Person, an Associate of a Controlling Person, or Affiliate; (iv) any sale, lease, exchange, transfer, or other disposition to the corporation or a Subsidiary of all or any part of the assets of a Controlling Person, Affiliate of a Controlling Person, Associate of a Controlling Person, or Affiliate; (v) any reclassification of Common Stock of the corporation or any recapitalization involving Common Stock of the corporation, that would have the effect of increasing the voting power of a Controlling Person, Affiliate of a Controlling Person, Associate or a Controlling Person, or Affiliate; and (vi) any agreement, contract, or other arrangement providing for any of the transactions described in this definition of Business Combination.

        "Common Stock" shall mean the common stock of the corporation.

        "Continuing Director" shall mean any member of the Board of Directors of the corporation who is unaffiliated with a Controlling Person and was a member of the Board prior to the time that the Controlling Person became a Controlling Person, and any successor of a Continuing Director who is unaffiliated with a Controlling Person and is recommended or elected to succeed a Continuing Director by a majority of Continuing Directors, provided that such recommendation or election shall only be effective if made at a meeting at which a Continuing Director Quorum is present.

        "Continuing Director Quorum" shall mean a majority of the Continuing Directors capable of exercising the powers conferred upon them under the provisions of the certificate of incorporation or the by-laws of the corporation or by law.

        "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

        "Controlling Person" shall mean any Person who Beneficially Owns a number of shares of Common Stock of the corporation, whether or not such number includes shares not then issued, which exceeds a number equal to ten percent of the outstanding shares of Common Stock of the corporation.

        "Fair Market Value" shall mean: (i) in the case of stock, the highest per share public market asked price, last, or closing price in the event the shares of stock are not listed on a national securities exchange or the highest per share closing public market price in the event the shares of stock are listed on a national securities exchange during the 30-day period immediately preceding the date in question or if no such quoted prices are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith at a meeting at which a Continuing Director Quorum was present; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors in good faith at a meeting at which a Continuing Director Quorum was present.

        "Minimum Price Per Share" shall mean the sum of (i) the higher of (a) the highest gross per share price paid or agreed to be paid to acquire any shares of Common Stock of the corporation Beneficially Owned by a Controlling Person, provided such payment or agreement to make payment was made within three years immediately prior to the record date set to determine the stockholders entitled to vote on the Business Combination in question, or, in the case of a Section 253 Merger, three years immediately prior to the effective date of such Section 253 Merger, and (b) the highest per share public market asked price, last or closing price in the event the shares are not listed on a national securities exchange or the highest per share closing public market price in the event the shares are listed on a national securities exchange, for such shares during such three-year period; plus (ii) the aggregate amount, if any, by which five percent for each year, beginning on the date on which such Controlling Person became a Controlling Person, of such higher per share price exceeds the aggregate amount of all Common Stock dividends per share paid in cash since the date on which such Person became a Controlling Person. The calculation of the Minimum Price Per Share shall require appropriate adjustments for capital changes, including without limitation stock splits, stock dividends, reverse stock splits, and stock distributions.

        "Person" shall mean an individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization, and any other entity or group. Without limiting the generality of the foregoing, when two or more Persons act as a syndicate or other group for the purpose of acquiring, holding or disposing of any stock of the corporation, such syndicate or other group shall be deemed a Person.

        "Section 253 Merger" shall mean any Merger of the corporation into another corporation which is a Controlling Person, Affiliate of a Controlling Person, Associate of a Controlling Person, or an Affiliate, pursuant to Section 253 of the Delaware General Corporation Laws, as amended from time to time, or any successor or replacement statute, provided that such amended, successor or replacement statute does not give voting rights to the stockholders of the corporation with respect to the merger. While such voting rights are part of Section 253 as amended, or of any successor or replacement statute, a merger under such section shall not be deemed a Section 253 Merger for purposes of this definition.

        "Securities Exchange Act of 1934" shall mean the Securities Exchange Act of 1934, as amended from time to time, as well as any successor or replacement statute.

        "Subsidiary" shall mean any corporation twenty percent or more of whose outstanding securities representing the right to vote for the election of directors is Beneficially Owned by the corporation and/or one or more Subsidiaries.

        "Substantial Part" shall mean more than ten percent of the total assets of the corporation or a Subsidiary, as appropriate, as shown on the audited balance sheet of the corporation as of the end of the most recent fiscal year ended prior to the time the determination is being made.

        XII. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a Director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived any improper personal benefit.

        XIII.  Subject to the rights of the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, (a) any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual meeting or special meeting of such stockholders, and may not be effected by any consent in writing by such stockholders, and (b) special meetings of stockholders of the corporation may be called by the Secretary at the request of a majority of the Board of Directors or by the Chairman of the Board. The vote required for any amendment to, or repeal of, all or any portion of this Article XIV shall be the affirmative vote of the holders of at least four-fifths of the outstanding shares of Common Stock (whether or not the holders of such shares are present or represented at any meeting called for the purpose of voting thereon).

        XIV.   The business and affairs of the corporation shall be managed under the direction of the Board of Directors. The number of directors constituting the whole Board of Directors shall not be less than one.

Subject to the rights of the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, the number of directors shall be determined by the affirmative vote of a majority of the whole Board of Directors.

        Commencing at the 1990 annual meeting of stockholders, the directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, shall be classified with respect to the time for which they severally hold office into three classes, as nearly their equal in number as possible, as shall be provided in the manner specified in this Article XV. At the annual meeting of the stockholders held in 1990, one class shall be originally elected for a term expiring at the annual meeting of stockholders to be held in 1991, another class shall be originally elected for a term expiring at the annual meeting of stockholders to be held in 1992, and another class shall be originally elected for a term expiring at the annual meeting of stockholders to be held in 1993, with the members of each class to hold office until their successors are elected and qualified. At each succeeding annual meeting of the stockholders of the corporation, the successors of the class of directors whose term expires at that meeting shall be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

        Except as otherwise provided for or fixed by or pursuant to the provisions of Article IV relating to the rights of the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified at the next annual meeting of stockholders. No decrease in the number of directors constituting the Board of Directors shall shorten the term of an incumbent director.

        The vote required for any amendment to, or repeal of, all or any portion of this Article XV shall be the affirmative vote of the holders of at least four-fifths of the outstanding shares of Common Stock (whether or not the holders of such shares are present or represented at any meeting called for the purpose of voting thereon).

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  Exhibit 3(i)